Exhibit 99.2
[Letterhead of Quantum Resources Management LLC]
February 2, 2009
To:	ALL ROYALTY INTEREST OWNERS

RE:	Jay/LEC Field Unit and Associated Plants and Facilities
Dear Royalty Interest Owners:
     As you know, Quantum Resources Management, LLC (“Quantum”) is the Unit Operator of the Jay/LEC Field Unit and Associated Plants and Facilities (collectively, the “Jay Field”). In that capacity, Quantum regrets to inform you that production from the Jay Field was temporarily suspended on December 23, 2008. The dramatic decline in oil price coupled with high operating costs prompted the decision. The decision was not entered into lightly. We realize that many of you have come to rely on the royalty income from Jay, but unfortunately we cannot continue to produce the field in the current economic environment.
     The Jay Field is a world class oil field that has produced almost 500 million barrels of oil. The easy-to-produce low cost primary and secondary oil reserves have been produced. Now, the Jay Field is in its third and final stage of oil production — tertiary enhanced oil recovery (“tertiary oil production”). Tertiary oil production is obtained by alternately injecting into the reservoir, nitrogen gas at high pressure (7000 psi) followed by large volumes of water (100,000 bbls/day). The target formations are deep (approx. 15,500 ft. below the surface), making the injection of nitrogen and water expensive. This technique has successfully produced large volumes of oil that otherwise would not have been produced and sold, but it is extremely expensive relative to primary and secondary oil and gas production.
     As the Operator of the Jay Field, Quantum is facing three major issues: First, as with all oil fields, the production is declining so we are recovering less oil relative to the nitrogen and water injected. Second, our costs to operate and produce the Jay Field have increased considerably. This is due to the age of the facilities, necessitating more frequent repairs, and the declining efficiency of older equipment. Third, as we all have heard in the news, the price we receive per barrel has dropped significantly — from $140/bbl six months ago to approximately $40/bbl today. The combination of these factors left us with no other choice but to temporarily suspend production.
     Quantum’s long term goal for the Jay Field is to economically produce the maximum amount of reserves. When we temporarily suspended production, we maintained the capability to reestablish production at a future date. We believe that a significant amount of oil remains in the Jay Field. To produce and sell that oil, we need a combination of higher product prices and lower costs. While production is currently suspended, we are analyzing alternative production scenarios that might result in improved economics. We are also analyzing all options to reduce operational costs in the Jay Field. We are working with the electric power generation companies, state legislative officials, royalty owners, contractors, and employees to find solutions to reduce operational costs. If our efforts are successful, we expect to be able to reestablish production from the field.
     While production from the field is temporarily suspended, Quantum will continue to conduct Unit Operations in the Jay Field in accordance with the Unit Agreement, such as conducting well certifications required by the States of Florida and Alabama, plugging and abandoning certain wells, repairing injection lines and production lines, and conducting maintenance and repair operations on plant and field equipment.
     There are over 1,500 royalty interest owners in the Jay Field and Quantum intends to keep all owners well informed. Updates and other information will be posted on the OilDex/Quantum Website for your access via the internet. The web address is www.oildex.com; then click on the Quantum home page to view the updates.
     If you have any questions, please feel free to contact either me (Ken Appis) at           or Colleen Booker at            .
     Thank you for your patience and understanding.

Sincerely,
/s/ Kenneth F. Appis
Kenneth F. Appis
Manager, Land Department